EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Zhone Technologies, Inc.:

We consent to the use of our report dated March 6, 2015, with respect to the consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

March 6, 2015